Exhibit 99.(e)(3)

Underwriting Agreement for:

THE ROXBURY FUNDS

Effective as of the closing of the sale of Professional Funds Distributor, LLC (“PFD”) to Foreside Distributors, LLC by Phil Rinnander, The Roxbury Funds (the “Fund Company”), on behalf of each series thereof (each a “Fund” and collectively, the “Funds”) and Foreside Fund Services, LLC (“Distributor”), a subsidiary of Foreside Distributors, LLC and a broker-dealer registered with the Securities and Exchange Commission and a member of the Financial Industry Regulatory Authority hereby enter into this Underwriting Agreement on terms identical to those of the underwriting agreement between PFD and the Fund Company effective as of February 2, 2007, as amended (the “Existing Agreement”) except (1) Distributor will be substituted for PFD as a party to the agreement and (2) as further noted below.  Capitalized terms used herein without definition have the meanings given them in the Existing Agreement.

Unless sooner terminated as provided herein, this agreement shall continue for an initial two-year term and thereafter shall be renewed for successive one-year terms, provided such continuance is specifically approved at least annually by (i) the Funds’ board of trustees or (ii) by a vote of a majority (as defined in the Investment Company Act of 1940 Act, as amended (“1940 Act”) and Rule 18f-2 thereunder) of the outstanding voting securities of the Funds, provided that in either event the continuance is also approved by a majority of the trustees who are not parties to this agreement and who are not interested persons (as defined in the 1940 Act) of any party to this agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This agreement is terminable without penalty, on at least sixty (60) days’ written notice, by the Funds’ board of trustees, by vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the Funds, or by Distributor.  This agreement may be terminated with respect to one or more Funds, or with respect to the entire Fund Company.  This agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

IN WITNESS WHEREOF, the parties hereto have caused this Underwriting Agreement to be executed as of the day and year first above written.

The Roxbury Funds		Foreside Fund Services, LLC

By:	/s/ Brian C. Beh	By:	/s/ Mark Fairbanks

Name:	Brian C. Beh	Name:	Mark Fairbanks

Title:	President & CEO	Title:	President

Date:	6/26/12	Date:	6/29/2012